EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-114505 of The Sands Regent on Form S-3 of our report dated August 4, 2003 (which report expressed an unqualified opinion with respect to the financial statements of Plantation Investments, Inc. D/B/A Rail City Casino and included an explanatory paragraph related to Plantation Investments, Inc. D/B/A Rail City Casino’s lack of autonomy and allocated expenses from Alliance Gaming Corporation) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada

May 3, 2004